Exhibit 14.2

NOW INC. (“COMPANY”)

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

I certify that I will adhere to the following principles and responsibilities, as well as the Company’s Policy on Business Ethics, The Code of Business Conduct and Ethics for Members of the Board of Directors and Executive Officers, and other applicable legal and compliance policies and procedures (collectively, the “Code”). I will:

•	act with honesty and integrity, avoiding actual or apparent conflicts of interest involving personal and professional relationships;

•	to the best of my knowledge and abilities, provide other officials and constituents of the Company information that is full, fair, complete, objective, timely and understandable;

•	to the maximum extent possible, take actions and develop financial and accounting procedures that ensure that the Company’s books and records are accurate, and in conformance with recognized and required accounting standards, nationally and internationally;

•	to the best of my knowledge and abilities, comply with rules and regulations of U.S. and non-U.S. governmental entities, as well as other private and public regulatory agencies, to which the Company is subject;

•	act at all times in good faith, responsibly, with due care, competence and diligence, and without any misrepresentation of material facts;

•	act objectively, without allowing my independent judgment to be subordinated;

•	respect the confidentiality of Company information, except when authorized or otherwise required to make any disclosure, and avoid the use of any Company information for personal advantage;

•	share my knowledge and skills with others to improve the Company’s communications to its constituents;

•	promote ethical behavior among employees under my supervision at the Company;

•	not, directly or indirectly, take any action to coerce, manipulate, mislead or fraudulently influence any independent, public or certified public accountant or auditor engaged in the performance of any audit or review of the financial statements of the Company that are required to be filed with the Securities and Exchange Commission (“SEC”) or take any other action that could result in rendering such financial statements materially misleading;

•	promptly bring to the attention of the Company’s Board or Audit Committee any material information of which I become aware that may render the disclosures made by the Company in its public filings or other public communications materially misleading;

•	promptly bring to the attention of the Chair of the Audit Committee of the Board of Directors any information I may have concerning evidence of a violation of the Code, or the securities or other laws, rules and regulations applicable to the Company and the operation of its business, by the Company or any agent thereof;

•	promptly bring to the attention of the Company’s Audit Committee any information I have concerning:

•	Significant deficiencies or control weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; or

•	Any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting; and

•	protect the Company’s assets and resources and ensure their efficient use.

Name:
Title:
Date: